                                                                  EXHIBIT 3.2.2


                             ARTICLES OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION
                                       OF
                           DCC COMPACT CLASSICS, INC.

                                                             02-15-91     16:26
                                                               911009873 $30.00

DCC COMPACT CLASSICS, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the Colorado Corporation Code, DOES HEREBY
CERTIFY:

FIRST: That the Board of Directors of said corporation, by written unanimous consent filed with the minutes of the board, adopted the following resolutions proposing and declaring advisable the following amendment to the Articles of Incorporation of said corporation:

         1. That Article "IV" Paragraph "1" of the Articles of Incorporation be amended and, as amended, reads as follows:

         "1. The aggregate number of shares which this corporation shall have authority to issue is ten million (10,000,000) shares, all of one class, of $.005 par value, which shares shall be designated "Common Stock."

SECOND:   That the aforesaid amendment was duly adopted on January 14, 1991, at a special meeting of stockholders in accordance with the applicable provisions of Section 7-2-107 of the Colorado Corporation Code.

THIRD:   Upon the filing of these Articles of Amendment to the Articles of
Incorporation with the Colorado Secretary of State, all issued and outstanding shares of the Corporation's Common Stock shall be reverse split on a one-for-fifty basis. Any stockholder desiring to exchange his, her, or its common stock certificate(s) for new certificate(s) that reflect this reverse split, should contact the Corporation.

         IN WITNESS WHEREOF, the corporation has caused this certificate to be signed by Marshall Blonstein, its President, and attested by Marcia McGovern, its Secretary, this 13th day of February, 1991.

                                    DCC COMPACT CLASSICS, INC.


                                        /s/
                                    ---------------------------------
                                    By: Marshall Blonstein, President

ATTEST


By:           /s/
    ------------------------------
    Marcia McGovern, Secretary